MARTIN COLOR-FI, INC.
                       1993 NONQUALIFIED STOCK OPTION PLAN

Section 1.  Purpose.

     The purpose of the Martin Color-Fi, Inc. Nonqualified Stock Option Plan (the "Plan") is: (i) to provide recognition to certain employees of the Company for past services.

Section 2.  Definitions.

     a. "Board" means the Board of Directors of the Company.

     b. "Company" means Martin Color-Fi, Inc. When used in the Plan with reference to employment, "Company" shall include any subsidiary of the Company.

     c. "Committee" means the committee referred to in Section 3 hereof.

     d. "Fair Market Value" means the mean of the closing bid and asked quotations in the over-the-counter market on the date and value of a Share is to be determined, as reported by the National Association of Securities Dealers, Inc. through NASDAQ; or, in the event the Shares are listed on any exchange, the last sale price on such exchange on the date the value of a Share is to be determined, or, if there are no sales on such date, the mean of the bid and asked price for Shares on such exchange at the close of business on such date; or, in the event, on the date the value of a Share is to be determined, the Shares of the Company are not publicly traded, the Committee shall determined the Fair Market Value of such Shares, in good faith, by appraisal and/or other appropriate methods of valuation.

     e. "Nonqualified Stock Option" means an option granted under the Plan which by its terms does not qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

     f. "Share" or "Shares" means shares of the Common Stock, without par value, of the Company.

     g. "Stock Option" means a Nonqualified Stock Option.

     h. "Subsidiary" means any company fifty (50%) percent or more of the voting stock of which is owned or controlled, directly or, indirectly, by the Company.

     i. "Tender Offer" means a tender offer or request or invitation for tenders subject to regulation under Section 14(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as the same may be amended, modified, or superseded from time to time.

Section 3.  Administration and Amendment.

     a. Administration. The Plan shall be administered by a Committee of the Board, consisting of three (3) or more Directors, who shall from time to time be appointed by, and serve at the pleasure of, the Board. Each member of the Committee shall be a disinterested person as defined by the General Rules and Regulations under the Securities Exchange Act of 1934, as now or hereafter in effect. No director shall serve as a member of the Committee if he, within one
(1) year prior to his appointment, was granted Stock Options under the Plan or under any other discretionary plan of the Company under which participants may receive Stock Options. No member of the Committee is eligible to participate in the Plan.

     The Committee shall interpret the Plan, prescribe, amend, and rescind rules and regulations relating to the Plan, and make all other determinations necessary or advisable for the administration of the Plan, and such determinations shall be conclusive. The acts, at a meeting, of a majority of the members of the Committee, or acts reduced to or approved in writing by all members of the Committee, shall be acts of the Committee.

     b. Amendment. The Plan and Stock Options granted under the Plan may be amended, modified, or terminated by the Committee, provided that:

     i. No action with respect to an outstanding Stock Option may be taken that would adversely affect the rights of the holder of such Stock Option without such holder's consent; and

     ii. No amendment to the Plan shall become effective without approval of the Board of Directors of the Company if such amendment would:

          (1) increase the number of Shares as to which Stock Options may be granted under the Plan, except as provided for in Section 4(b); or

          (2)  extend the term of the Plan;

          (3) change the minimum purchase or exercise price for the Stock Optioned Shares, except as provided in Section 4(b); or

          (4) extend the Stock Option period provided in Sections 6(c), or make a Stock Option exercis- able earlier than specified in Sections 6(c) (iii).

Section 4.  Option Shares.

     a. Number. The maximum number of Shares that may be issued upon exercise of Stock Options granted under the Plan is Sixteen Thousand (16,000) Shares of the no par value Common Stock of the Company. Such Shares may be authorized and unissued Shares or treasury Shares.

     b. Adjustments. The Committee shall appropriately adjust the number of Shares subject to the Plan and the number and Stock Option price of Shares subject to outstanding Stock Options in the event of any change in outstanding Shares by reason of a share dividend, recapitalization, merger, consolidation, split-up, combination, or exchange of shares or other similar corporate change. The granting of a Stock Option pursuant to this Plan shall not affect in any way the right or power of the Company to make adjustments, reorganizations, reclassifications, or changes of its capital or business structure or to merge, consolidate, dissolve, liquidate, or sell or transfer all or any part of its business or assets.

     c. Unexercised Stock Options. Shares subject to unexercised Stock Options which expire or terminate, shall not be available for the grant of Stock Option under the Plan.

Section 5.  Eligible Employees.

     Stock Options shall be granted by the Committee to employees of the Company as directed by the Board of Directors. Nothing contained in this Plan shall be construed to limit the right of the Company to grant stock options or stock appreciation rights otherwise than under the Plan for any proper and lawful purpose, including, but not limited to, stock options or stock appreciation rights granted to key employees.

Section 6.  Options and Option Terms.

     a. Designation of Options. Stock Options granted under the Plan are intended to qualify as Nonqualified Stock Options.

     b. Options. The terms of each Stock Option shall be set forth in a written Nonqualified Stock Option Agreement approved by the Committee.

     c. Terms of All Stock Options. The following terms and provisions shall apply to all Stock Options granted under the Plan:

          i. The exercise price shall be an amount as established by the Board of Directors of the Company on the date of grant.

          ii.  No Stock Option may be exercised after February 28, 1998.

          iii. No Stock Option shall be exercisable either in whole or in part within six (6) months after the date on which it is granted. Thereafter, a Stock Option may be exercised with respect to all Shares subject to the Stock Option or may be exercised with respect to a specified number of Shares over a specified period or periods as determined by the Committee, in its discretion.

          iv. In the event the optionee shall die or become disabled (as defined in Section 22(e)(3) of the Code), the Stock Option of such deceased or disabled optionee may, subject to the limitation in Sub-Section 6(c)(ii), be exercised within one (1) year from the date of the optionee's death or disability, to the extent the optionee was entitled to exercise such Stock Option on the date of his disability or death, by the person or persons (including the optionee's estate) to whom his rights under such Stock Option shall have passed by will or by the laws of descent and distribution or by such person who is the legal guardian if he is disabled.

     d. Procedure for Exercise and Payment.

     A Stock Option granted under the Plan may be exercised by the optionee by giving written notice of exercise to the Committee (or the designee of the Committee) of the Company. (See Section 12 for proper notice procedure.) The exercise price for the Shares purchased shall be paid in full at the time such notice is given. A Stock Option shall be deemed exercised on the date the Company receives written notice of exercise, together with the full payment of the Shares purchased. The exercise price may be paid to the Company either in cash, by check, by delivery to the Company of Shares already owned by the optionee, or by any combination thereof. The Committee may, however at any time and in its discretion, adopt guidelines limiting or restricting the use of already-owned Shares to pay all or any portion of the exercise price. In the event already-owned Shares are used to pay for a portion of the exercise price, the amount credited to payment of the exercise price shall be the Fair Market Value of the already-owned Shares on the date the Stock Option is exercised. In no case may a Stock Option be exercised for a fraction of a Share. The Optionee shall also remit with his notice at the time of exercise any taxes required to be withheld or paid by the Company under Federal, State, or Local law as a result of the exercise of an option.

Section 7.  Cash Payment in Lieu of Exercise of Stock Option.

     In the event of a Tender Offer, the Committee shall have the authority, in its sole discretion, to authorize the payment (subject to the acquisition of Shares by the offeror pursuant to a Tender Offer) to a holder of a Stock Option granted under the Plan, in exchange for the cancellation of all or a part of such holder's Stock Option, of cash in an amount not to exceed the excess of the aggregate fair market value on the date of such cancellation (or, if higher, the highest price paid for Shares pursuant to any Tender Offer for Shares which was in effect at any time during the period between the commencement date of the Tender Offer and the date of cancellation of the Stock Option) of the Shares with respect which the Stock Option is being canceled over the aggregate option price of such Shares.

Section 8.  Non-Transferability.

     Stock Options granted hereunder may not be sold, pledged, assigned, hypothecated, or transferred except by will or the laws of descent and distribution and may be exercised during the lifetime of the optionee only by such optionee.

Section 9.  Conditions of Employment.

     The granting of a Stock Option under this Plan shall impose no obligation on the Company or on any of its subsidiary corporations to employ or continue the employment of any participant, and shall not lessen or affect the right to terminate such employment of the participant. Participation under this Plan shall not affect eligibility for any profit sharing, bonus, insurance, pension, or other extra-compensation plan which the Company or its subsidiary corporations have previously adopted or may at any time adopt for employees.

Section 10. Conditions Upon Granting of Stock Options and Issuance of Certificates.

     No Stock Option shall be granted and Shares shall not be issued upon the exercise of a Stock Option unless the grant of a Stock Option, the exercise of such Stock Option, and the issuance and delivery of the Shares pursuant thereto shall comply with all relevant provisions of federal and state law, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares may then be listed. No optionee shall be deemed a stockholder of the Company for any purpose until he or she has properly exercised, at least in part, his or her Stock Option, and until a Share certificate has been issued to such optionee by the Company.

Section 11.  Notices.

     Whenever a Stock Option is granted under this Plan in respect of Stock Option Shares, such Shares may be purchased by written notice of election prior to the expiration of the Stock Option. The notice to exercise Stock Options should state the number of Shares with respect to which the Stock Option is being exercised. Each notice relating to this Plan shall be in writing and delivered in person or sent by certified or registered mail to the proper address. Each notice shall be deemed to have been given on the date it is delivered (in the case of personal delivery) or mailed. Each notice to the Company shall be addressed as follows: Martin Color-Fi, Inc., P. 0. Box 469, Edgefield, South Carolina 29824, Attention: Compensation Committee. The telephone number for the Company is (800) 843-6382.

     Each notice to the Optionee or other person or persons then entitled to exercise a Stock Option shall be addressed to the optionee or such other person or persons at the optionee's address set forth in the Stock Option. Anyone to whom a notice may be given under this Plan may designate a new address by written notice to the other party to that effect.

Section 12.  Pronouns.

     All pronouns used herein shall be deemed to refer to the masculine, feminine, singular or plural, as the identity of the person or persons may require.

Section 13.  Expiration.

     The Plan shall expire on February 28, 1998 unless sooner terminated pursuant to this Plan.

Section 14.  Liquidation.

     Upon the complete liquidation of the Company, any unexercised Stock Options or Stock Appreciation Rights previously granted under this Plan shall be deemed canceled, except as otherwise provided in paragraph 4(b) above on the occasion of a merger or consolidation. In the event of the complete liquidation of a subsidiary corporation, or in the event that such corporation ceases to be a subsidiary corporation as that term is defined in paragraph 1 above, any unexercised Stock Options previously granted to participants shall be deemed canceled unless such participants shall become employed by the Company or by any other subsidiary corporation on the occurrence of any such event.